                                                                    EXHIBIT 99.2

                    WEATHERFORD REPORTS THIRD QUARTER RESULTS
                        - EARNINGS INCREASE 612 PERCENT -



HOUSTON, October 24, 2000 - - Weatherford International, Inc. (NYSE: WFT) today reported third quarter income from continuing operations of $21.5 million ($0.19 per diluted share), an improvement of 612 percent over the prior year result of $3.0 million ($0.03 per diluted share). Third quarter cash earnings (after-tax earnings, excluding goodwill amortization, net of tax) were $29.7 million ($0.26 per diluted share), or 276 percent higher than the prior year. Net income in the quarter, also $0.19 per diluted share, compared favorably to the prior year net loss of $0.11 per diluted share. Revenue for the third quarter of $462.2 million was 43 percent higher than the prior year level of $323.6 million.

     Sequentially, the company's third quarter performance improved over the second quarter with revenue, operating income and EBITDA up 10 percent, 29 percent and 15 percent, respectively.

     Weatherford's financial performance reflected increasing worldwide levels of oil and natural gas drilling and production activity. In North America, rig activity increased 23 percent over the second quarter reflecting the seasonal recovery in Canada and continuing growth in the United States. International rig activity, still in the early phases of recovery, rose 10 percent. The company also continues to benefit from the contribution of products and services added through acquisition and internal development initiatives. Factors moderating results in the quarter included weakness in the European Euro and British Pound, and lower than expected rig count in Canada due to unseasonably wet weather. During the quarter, Weatherford efforts were underway to increase capacity to provide services and products in anticipation of continuing improvement in worldwide demand.

         For the first nine months, earnings per diluted share from continuing operations were $0.40 versus $0.09 per diluted share in the prior year. Revenues of $1,279.4 million and operating income of $107.6 million were 47 percent and 148 percent higher than the prior year, respectively.

WEATHERFORD DRILLING & INTERVENTION SERVICES

Revenues for Weatherford Drilling & Intervention Services division in the third quarter were $225.0 million, 58 percent higher than the prior year and 9 percent higher than the preceding quarter. Operating income of $41.8 million was 180 percent higher than the prior year and 8 percent higher than the preceding quarter. EBITDA of $68.0 million was 80 percent higher than the prior year and 7 percent higher than the preceding quarter.

     Sequentially, Weatherford's service and product lines delivered improving performances. Higher revenues in the U.S., Canada, Europe and Latin America were somewhat offset by lower revenues in Asia and the Middle East. During the quarter, this division introduced price increases of approximately 10 percent, which are expected to positively affect results in the fourth quarter.

     Sequential incremental EBITDA margins varied significantly by region in the quarter. In North America, incremental EBITDA margins were 52 percent driven by increased volume. Europe also experienced higher volume and a strong sequential incremental margin. These positive results were offset by lower incrementals in Latin America due largely to a build up in anticipation of higher Brazilian activity, as well as flat or slightly down revenues in Africa, the Middle East and Asia.

WEATHERFORD COMPLETION SYSTEMS

Weatherford Completion Systems division revenues of $57.3 million were 68 percent higher than the prior year and 23 percent higher than the preceding quarter. Operating income of $0.8 million was better than the losses of $4.8 million last year and $4.4 million in the preceding quarter. EBITDA of $7.6 million was better than a loss of $1.2 million last year and more than four times better than the $1.8 million of EBITDA in the preceding quarter.

     Sequentially, the performance in the quarter was led by a 39 percent sequential improvement in North American revenues. In addition, output from the recently consolidated Eastern Hemisphere manufacturing facilities increased nearly 90 percent. Sales of all sand control products, including the innovative Expandable Sand Screen (ESS(TM)) and the recently acquired Stratapac line, increased more than 50 percent. During the quarter the company continued to add manufacturing capacity and personnel to handle expected increases in future activity.

WEATHERFORD ARTIFICIAL LIFT SYSTEMS

Revenues for this division in the third quarter of $110.8 million increased 41 percent over the prior year and 6 percent over the preceding quarter. Operating income of $11.0 million in the quarter was 85 percent better than the prior year and 23 percent better than the preceding quarter. EBITDA of $17.4 million increased 59 percent over the prior year and 15 percent over the preceding quarter.

     Sequentially, Weatherford Artificial Lift Systems generated substantial revenue gains in its reciprocating and progressing cavity pump (PCP) product lines reflecting higher demand and improving prices for production equipment particularly in Canada. Activity in Latin America also improved with revenues increasing 14 percent sequentially.

     On a year-to-year basis, revenues for reciprocating lift products and PCPs each increased more than 55 percent.

WEATHERFORD GLOBAL COMPRESSION SERVICES

Revenues for the Compression Services division of $69.0 million increased slightly over the prior year and 7 percent over the preceding quarter. Operating income of $1.1 million was 84 percent below the prior year and 87 percent higher than the preceding quarter. EBITDAR (earnings before interest, taxes, depreciation, amortization and rental expenses) of $16.9 million declined 11 percent from the prior year and increased 11 percent above the preceding quarter.
     The performance in the quarter, while sequentially better than the results of the second quarter, was impacted by the late startup of a project in the Far East and slower-than-expected realization of cost savings from restructuring efforts. Both factors, the Far Eastern project and cost savings, are expected to benefit future quarters.

     Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.


                                     # # #

Contact:
Don Galletly   (713) 693-4148
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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Weatherford's products. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

                         WEATHERFORD INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In 000's, Except Per Share Amounts)


                                                                 Three Months Ended             Nine Months Ended
                                                                    September 30,                 September 30,
                                                               ----------------------      ------------------------
                                                                  2000         1999           2000           1999
                                                               ---------    ---------      ---------      ---------
Net Revenues:
    Drilling and Intervention Services                         $ 225,038    $ 142,794      $ 619,315      $ 422,158
    Completion Systems                                            57,338       34,167        151,503         80,501
    Artificial Lift Systems                                      110,840       78,740        315,292        198,438
    Compression Services                                          68,954       67,931        193,290        166,464
                                                               ---------    ---------      ---------      ---------
                                                                 462,170      323,632      1,279,400        867,561
                                                               ---------    ---------      ---------      ---------
Operating Income (Loss):
    Drilling and Intervention Services                            41,756       14,898        111,410         52,580
    Completion Systems                                               811       (4,761)        (8,699)       (15,661)
    Artificial Lift Systems                                       10,992        5,955         28,239          7,782
    Compression Services                                           1,137        7,122          3,970         16,794
    Corporate Expenses                                            (9,687)      (5,585)       (27,353)       (18,150)
                                                               ---------    ---------      ---------      ---------
                                                                  45,009       17,629        107,567         43,345
Other Income (Expense):
    Other, Net                                                      (368)        (672)           193          1,485
    Interest Income                                                5,269          427          8,781          2,528
    Interest Expense                                             (15,818)     (11,019)       (45,360)       (31,917)
                                                               ---------    ---------      ---------      ---------
Income Before Income Taxes                                        34,092        6,365         71,181         15,441
Provision for Income Taxes                                       (12,442)      (1,848)       (25,626)        (3,903)
                                                               ---------    ---------      ---------      ---------
Income Before Minority Interest                                   21,650        4,517         45,555         11,538
Minority Interest Expense, Net of Taxes                             (127)      (1,495)          (835)        (2,821)
                                                               ---------    ---------      ---------      ---------
Net Income from Continuing Operations                             21,523        3,022         44,720          8,717
Loss from Discontinued Operations, Net of Taxes                       --      (14,115)        (3,458)       (19,292)
                                                               ---------    ---------      ---------      ---------
Net Income (Loss)                                              $  21,523    $ (11,093)     $  41,262      $ (10,575)
                                                               =========    =========      =========      =========

Basic Earnings (Loss) Per Share:
    Income from Continuing Operations                          $    0.20    $    0.03      $    0.41      $    0.09
    Loss from Discontinued Operations                                 --        (0.14)         (0.03)         (0.20)
                                                               ---------    ---------      ---------      ---------
    Net Income (Loss) Per Share                                $    0.20    $   (0.11)     $    0.38      $   (0.11)
                                                               =========    =========      =========      =========
    Basic Weighted Average Shares Outstanding                    109,792      101,408        109,147         98,770
                                                               =========    =========      =========      =========

Diluted Earnings (Loss) Per Share:
    Income from Continuing Operations                          $    0.19    $    0.03      $    0.40      $    0.09
    Loss from Discontinued Operations                                 --        (0.14)         (0.03)         (0.19)
                                                               ---------    ---------      ---------      ---------
    Net Income (Loss) Per Share                                $    0.19    $   (0.11)     $    0.37      $   (0.10)
                                                               =========    =========      =========      =========
    Diluted Weighted Average Shares Outstanding                  114,500      103,481        112,908        100,306
                                                               =========    =========      =========      =========

Other Information:
  Cash Earnings Per Diluted Share from Continuing Operations   $    0.26    $    0.08      $    0.61      $    0.22
                                                               =========    =========      =========      =========
  Depreciation and Amortization:
    Drilling and Intervention Services                         $  26,205    $  22,900      $  77,197      $  70,265
    Completion Systems                                             6,743        3,595         19,340          8,305
    Artificial Lift Systems                                        6,438        5,024         18,478         14,694
    Compression Services                                          10,057        8,459         28,907         25,193
    Corporate                                                        839          639          2,417          1,511
                                                               ---------    ---------      ---------      ---------
                                                               $  50,282    $  40,617      $ 146,339      $ 119,968
                                                               =========    =========      =========      =========